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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                     -------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) July 29, 2003
                                                          -------------


                         CENTURY BUSINESS SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                   Delaware                                     22-2769024
---------------------------------------------                -------------------
(State or Other Jurisdiction of Incorporation                 (I.R.S. Employer
               or Organization)                              Identification No.)

                                     0-25890
                            ------------------------
                            (Commission File Number)



                 6480 Rockside Woods Boulevard South, Suite 330
                              Cleveland, Ohio 44131
                    (Address of Principal Executive Offices)
                                   (Zip Code)
         Registrant's Telephone Number, Including Area Code 216-447-9000
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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Item 7(c). Exhibits


Exhibit 99.1 Press Release of Century Business Services, Inc. dated July 29, 2003, announcing its financial results for the second quarter ended June 30, 2003.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 29, 2003, Century Business Services, Inc. (CBIZ) announced its earnings for the second quarter ended June 30, 2003. A copy of the press release is filed herewith as Exhibit 99.1.

In addition, on July 29, 2003, CBIZ conducted its quarterly earnings conference call for the period ended June 30, 2003. On this conference call, which was open to the public via telephone and webcast, the following information was disclosed: CBIZ's net receivable balance at June 30, 2003 was approximately $119.4 million; capital expenditures for the six months ended June 30, 2003 were approximately $5.5 million, and bank debt was paid down to zero at June 30, 2003, leaving CBIZ with a $2.6 million surplus of short term cash investments. Average debt balance for the second quarter of 2003 was $10.7 million compared with an average debt balance of $47.1 million for the second quarter a year ago, and interest rates on CBIZ's debt is currently between 3% and 3.5%, and is expected to continue in that range. Bank debt is expected to be approximately $30 million at July 31, 2003. Days sales outstanding (DSOs) at June 30, 2003 continue to be in the low 80s.

In addition, CBIZ reaffirmed its full year guidance with respect to earnings per share (ranging from $0.16 to $0.18), EBITDA (ranging from $45-$50 million), and cash flow (in excess of $30 million). However, CBIZ indicated that revenue growth has been slower than expected due to the weak economy and does not expect to achieve the 5% organic revenue growth target for 2003, but does expect to have positive growth during the second half of the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CENTURY BUSINESS SERVICES, INC.

Date: July 31, 2003

                                            /s/ Ware H. Grove
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                                            Ware H. Grove
                                            Chief Financial Officer